UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 11, 2006

Respironics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-16723	25-1304989
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1010 Murry Ridge Lane, Murrysville, Pennsylvania		15668-8525
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	724-387-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure.

On April 11, 2006, Respironics, Inc. issued a press release announcing the appointment of David P. White, M.D., as Chief Medical Officer. Dr. White will be responsible for leading the Company's clinical research strategies and programs in the sleep and respiratory markets. His appointment becomes effective on May 1, 2006.

Dr. White currently serves as Director of the Clinical Sleep Disorders Program at Brigham and Women's Hospital and as Professor of Sleep Medicine at Harvard Medical School in Boston, Massachusetts. Earlier in his career, Dr. White served on the faculty at Penn State University Medical Center in Hershey, Pennsylvania and the University of Colorado Health Science Center. Dr. White is a widely published researcher and is a frequent lecturer on the monitoring, diagnosing and treatment of sleep disorders.

Dr. White is board-certified in sleep disorders medicine, internal medicine, pulmonary disease, and critical care medicine. He earned a B.S. degree from Washington and Lee University and obtained his medical school training at Emory University. He has held numerous leadership roles with the professional societies associated with sleep and pulmonary medicine. His national activities include past-president of the American Academy of Sleep Medicine, Chair of the Advisory Board of the National Center on Sleep Disorders Research (NIH) and Chair of the Task Force to write the latest NIH Research Plan in the area of sleep and its disorders. He has also served on the Pulmonary Subspecialty Board for the American Board on Internal Medicine. He is also currently the Editor-in-Chief of the Journal SLEEP, is a regular member of the Respiratory Integrative Biology and Translational Research Study Section at the NIH, and is the Chair of the Test Writing Committee for the first American Board of Medical Specialties Board Exam in Sleep Medicine.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Respironics, Inc.

April 11, 2006	By:	/S/ Daniel J. Bevevino

Name: Daniel J. Bevevino
Title: Vice President, and Chief Financial and Principal Accounting Officer